CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust and to the use of our report dated December 27, 2012 on the financial statements and financial highlights of EuroPac International Value Fund, EuroPac International Bond Fund, EuroPac Hard Asset Fund, EP Asia Small Companies Fund, and EP Latin America Fund, each a series of shares of Investment Managers Series Trust.   Such financial statements and financial highlights appear in the 2012 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
July 16, 2013